[Fleet logo]                                                    [letterhead]



September 2, 1999

Mr. John A. Marsalisi, Vice President & Secretary
Aircraft Parts International Combs, Inc.
C/O First Aviation Services, Inc.
15 Riverside Avenue
Westport, CT 06880

Re: Extension of Working Capital Line of Credit

Dear John:

Reference is made to the Promissory Note in the original maximum principal amount of $10,000,000.00 (together with all amendments and modifications, the "Note") and the Credit Agreement (the "Loan Agreement"), both dated April 23, 1998 executed by Aircraft Parts International Combs, Inc., (the "Borrower") and delivered to Fleet National Bank (the "Bank").

The Borrower has requested that the Note and all documents, instruments and agreements that evidence, govern or secure the Note (together with the Note, the "Loan Documents") be modified for the purpose of extending the Termination Date of the Loan Documents (as such term is defined in the Note) and the Bank has agreed to such extension.

     The Bank agrees that the Termination Date as set forth in the Loan Documents shall be extended from September 3, 1999 to December 31, 1999.

Upon (a) the execution and delivery of this letter by the Borrower and (b) receipt by the Bank of any unpaid payments under the Loan Documents, if any, through but not including the date of the execution and delivery of this letter, the extension set forth in this letter shall be effective and enforceable against the Borrower. Nothing herein contained or implied shall be construed as a waiver of any other provision of the Loan Documents or any other document executed in connection with the Loan Documents or a waiver of any presently existing or future default in the non-payment of principal and/or interest or any other amounts due under the Loan Documents.

The Borrower hereby warrants and represents that the representations and warranties contained in the Loan Documents continue to be true and correct and that no event of default, and no event which with the giving of notice or lapse of time or both would become an event of default, has occurred or is continuing under the Loan Documents. The Borrower acknowledges that as of the date hereof there are no offsets, defenses, claims, counterclaims, charges or deductions of any nature against amounts due and owing under the Note or against the Bank or any of its officers, directors or employers.

The Borrower hereby ratifies and confirms in all respects and without condition all of the terms and provisions of the Loan Documents, as modified herein, as applicable, and agrees that said terms and provisions, except to the extent expressly modified herein or therein, continues in full force and effect.

This letter shall be binding upon the Borrower and each endorser and guarantor of the Loan Documents and their respective successors, heirs and assigns and shall inure to the benefit of the Bank and its successors and assigns. This Agreement shall take effect as a sealed instrument and shall be governed by the laws of the State of Connecticut.

In no event shall this letter agreement constitute or be construed as a waiver or release of the obligations of any maker, guarantor, endorser or other person liable for the Borrower's obligations under the Note, and the obligations of such parties shall remain in full force and effect.

If this letter extending the Termination Date is acceptable, please acknowledge below and return the acknowledged copy to me by September 3, 1999.

If you have any questions, please contact me at (203) 964-4829.

Sincerely,

FLEET NATIONAL BANK

By:      /s/ Andrew Harris
         ------------------------------------------------
         Andrew H. Harris, Vice President


This letter is agreed to by:

AIRCRAFT PARTS INTERNATIONAL COMBS, INC.

By:      /s/ Aaron Hollander, Chairman
         --------------------------------------------
         Aaron P. Hollander, Chairman



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